As filed with the Securities and Exchange Commission on August 7, 2006

                                                                                                   Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________

Electronic Data Systems Corporation
(Exact name of registrant as specified in its charter)

Delaware	75-2548221
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5400 Legacy Drive, Plano, Texas	75024-3199
(Address of principal executive offices)	(Zip Code)

EDS 401(k) Plan

(Full title of the plan)

Thomas A. Haubenstricker
Ronald P. Vargo
Co-Chief Financial Officers
Electronic Data Systems Corporation

5400 Legacy Drive

Plano, Texas 75024-3199

(Name and address of agent for service)

(972) 604-6000
(Telephone number, including area code, of agent for service)

___________

Copy to:

Storrow M. Gordon Electronic Data Systems Corporation 5400 Legacy Drive Plano, Texas 75024-3199 (972) 604-6000

___________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share........................................	8,200,000 shares	$23.73 (2)	$194,586,000	$20,820.70

(1)    Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)    Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of determining the registration fee, on the basis of the average of the high and low sales prices reported on the New York Stock Exchange on August 3, 2006 for Common Stock of Electronic Data Systems Corporation.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Act").  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of any or all of the documents included in such file.  Such documents, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    This registration statement is being filed solely to register the issuance of up to 8,200,000 additional shares of Common Stock of Electronic Data Systems Corporation, a Delaware corporation ("EDS"), pursuant to the EDS 401(k) Plan (formerly known as the EDS Deferred Compensation Plan) (the "Plan").  In connection with the split-off (the "Split-Off") of EDS from General Motors Corporation ("GM") on June 7, 1996, EDS filed Post-Effective Amendment No. 1 to GM's Registration Statement on Form S-8 (Commission File No. 33-36443) and Post-Effective Amendment No. 1 to GM's Registration Statement on Form S-8 (Commission File No. 33-64681) pursuant to Rule 413 under the Act under which EDS adopted the Registration Statements as its own for all purposes of the Act and the Securities Exchange Act of 1934.  As originally filed, such Registration Statements registered 10,000,000 shares (adjusted for stock splits) of Class E Common Stock of GM, which shares were converted into EDS Common Stock on a one-for-one basis in connection with the Split-Off.  On November 18, 2002, EDS filed a Registration Statement on Form S-8 (Commission File No. 333-101285) registering 12,000,000 additional shares of Common Stock pursuant to the Plan and on December 18, 2003 filed a Registration Statement on Form S-8 (Commission File No. 333-111325) registering 12,000,000 additional shares of Common Stock pursuant to the Plan.

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

1.             EDS' Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

2.             EDS' Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2006;

3.             EDS' Current Reports on Form 8-K dated February 16, February 19, February 23, March 15, May 11, and June 30, 2006;

4.            The description of the Common Stock included in the section entitled "Description of Our Capital Stock" in Post-Effective Amendment No. 4 to our Registration Statement on Form S-3 (File No. 333-108030); and

5.             Annual Report on Form 11-K of the Plan for the fiscal year ended December 31, 2005.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents (excluding those filings made under Items 2.02 or 7.01 of Form 8-K).

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein, shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or  in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

David B. Hollander, Legal Manager - Corporate Acquisitions & Finance of EDS, who is passing on the validity of the common stock offered pursuant to the Plan, owns shares of EDS Common Stock.

Item 6.    Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith.

Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b). The determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in Section 145. The expenses

(including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon those terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145.

 Restated Certificate of Incorporation

                Article Seventh of our Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that such Article Seventh does not eliminate or limit the liability of a director (1) for any breach of such director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (which relates to certain unlawful dividend payments or stock purchases or redemptions), as the same exists or may hereafter be amended, supplemented or replaced, or (4) for a transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the DGCL, as so amended. Furthermore, any repeal or modification of Article Seventh of our Restated Certificate of Incorporation by our stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification.

Amended and Restated Bylaws

 Article VI of our Amended and Restated Bylaws provides that each person who at any time shall serve or shall have served as a director or officer, any current or former employee, or any person who is or was serving at our written request (in accordance with written procedures adopted from time to time by our board of directors) as a director, officer, partner, venturer, proprietor, trustee or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (such person a "Designated Person"), who was or is a party or is threatened to be made a party to any action, whether brought by a third party or by or in our right, by reason of the fact that such person is or was a director, officer, or employee of us or a Designated Person, shall be entitled to indemnification from us as, and to the fullest extent, permitted by Section 145 of the Delaware General Corporation Law or any successor statutory provision, as from time to time amended. Article VI further provides that, unless otherwise prohibited by applicable law, any current or former director or current officer of us is entitled, upon written application, to the advancement of expenses incurred by such person, provided that (i) a current officer must make a written undertaking to repay such amount if it is ultimately determined that the officer is not entitled to be indemnified, and (ii) a director must make a similar undertaking if required by law at the time of application for advancement. In addition, unless otherwise prohibited by applicable law, any current or former employee or any former officer of us, or any Designated Person, is entitled, upon written application, to the advancement of expenses incurred by such person if such person makes a written undertaking to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified; provided, however, that advancement of expenses will not be paid by us on behalf of any such person if a determination is made based upon the facts known at or after the time of written application therefor that it is reasonably probable that such person acted in bad faith or not in our best interests.

Indemnification Agreements

                We have entered into indemnification agreements with our directors and certain of our officers, referred to as indemnitees. Under the terms of the indemnification agreements, we have generally agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law on the date of the agreements and to such greater extent as applicable law may thereafter permit. In addition, the indemnification agreements contain specific provisions pursuant to which we have agreed to indemnify each indemnitee (i) if the person is, by reason of his or her status as a director, nominee for director, officer, agent or fiduciary of our company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which the person was serving at our request (any such status being hereinafter referred to as a corporate status), made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding (each, a proceeding), other than a proceeding by or in the right of our company, (ii) if the person is, by reason of his or her corporate status, made or threatened to be made a party to any proceeding brought by or in the right of our company to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in the proceeding as to which the indemnitee shall have been adjudged to be liable to us if applicable law prohibits indemnification (unless and only to the extent that a court shall otherwise determine), (iii) against expenses actually and reasonably incurred by the person or on his or her behalf in connection with any proceeding to which the indemnitee was or is a party by reason of his or her corporate status and in which the indemnitee is successful, on the merits or otherwise, (iv) against expenses actually and reasonably incurred by the person or on his or her behalf in connection with a proceeding to the extent that the indemnitee is, by reason of his or her corporate status, a witness or otherwise participates in any proceeding at a time when the person is not a party in the proceeding and (v) against expenses actually and reasonably incurred by the person in any judicial adjudication of or any award in arbitration to enforce his or her rights under the indemnification agreements.

Furthermore, under the terms of the indemnification agreements, we have agreed to pay all reasonable expenses incurred by or on behalf of an indemnitee in connection with any proceeding, whether brought by us, in our right, or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after our receipt of a written request from such indemnitee for the payment. In the indemnification agreements, each indemnitee has agreed that he or she will reimburse and repay us for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by us against such expenses.

The indemnification agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the indemnification agreements varies depending on whether there has occurred a "change in control" (as defined in the Indemnification Agreements) of our company.

Insurance

 We have obtained and intend to maintain in effect directors' and officers' liability insurance policies providing customary coverage for our directors and officers against losses resulting from wrongful acts committed by them in their capacities as our directors and officers.

The above discussion of our Restated Certificate of Incorporation and Amended and Restated Bylaws, the indemnification agreements and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such documents and statute.

Item 7.    Exemptions from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

4.1	EDS 401(k) Plan (filed as Exhibit 10.3 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference).
4.2

Restated Certificate of Incorporation of Electronic Data Systems Corporation, as amended through April 22, 2005 (filed as Exhibit 3.1 to the registrant's Current Report on Form 8-K dated April 22, 2005, and hereby incorporated by reference).

4.3

Amended and Restated Bylaws of Electronic Data Systems Corporation, as amended through April 22, 2005 (filed as Exhibit 3.2 to the registrant's Current Report on Form 8-K dated April 22, 2005, and hereby incorporated by reference).

5 5	Opinion of David B. Hollander.
23.1	Consent of KPMG LLP.
23.2	Consent of David B. Hollander (included in Exhibit 5).
24	Power of Attorney (included on page II-6).

Item 9.    Undertakings

(a)           EDS hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by EDS pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           EDS hereby undertakes that, for purposes of determining any liability under the Act, each filing of EDS' annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of EDS pursuant to the foregoing provisions, or otherwise, EDS has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by EDS of expenses incurred or paid by a director, officer or controlling person of EDS in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, EDS will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 7th day of August, 2006.

ELECTRONIC DATA SYSTEMS CORPORATION

By:           /s/ MICHAEL H. JORDAN

                        Michael H. Jordan

                 Chairman of the Board and

                    Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael H. Jordan, Storrow M. Gordon, Thomas A. Haubenstricker and Ronald P. Vargo, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre- or post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on August 7, 2006 in the capacities indicated.

Signature	Title
/s/ MICHAEL H. JORDAN Michael H. Jordan	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JEFFREY M. HELLER Jeffrey M. Heller	President and Director
/s/ THOMAS A. HAUBENSTRICKER Thomas A. Haubenstricker	Vice President and Co-Chief Financial Officer (Co-Principal Financial Officer)
/s/ RONALD P. VARGO Ronald P. Vargo	Vice President, Treasurer and Co-Chief Financial Officer (Co-Principal Financial Officer)

/s/ WILLIAM E. CASPER William E. Casper	Controller (Principal Accounting Officer)

/s/ W. ROY DUNBAR W. Roy Dunbar	Director
/s/ ROGER A. ENRICO Roger A. Enrico	Director
/s/ S. MALCOLM GILLIS S. Malcolm Gillis	Director
/s/ RAY J. GROVES Ray J. Groves	Director
/s/ ELLEN M. HANCOCK Ellen M. Hancock	Director
/s/ RAY L. HUNT Ray L. Hunt	Director
/s/ EDWARD A. KANGAS Edward A. Kangas	Director
/s/ R. DAVID YOST R. David Yost	Director

SIGNATURES

The Plan

Pursuant to the requirements of the Securities Act of 1933, the Administration Committee which administers the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on this 7th day of August 2006.

EDS 401(k) Plan

By:            /s/ DAVID NIXON

                        David Nixon

                    Chairman, Benefits

                Administration Committee

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities as members of the Administration Committee of the EDS 401(k) Plan on this 7th day of August 2006.

Signature	Title
/S/ DAVID NIXON David Nixon	Chairman
/S/ CATHERINE HALVORSON Catherine Halvorson	Member
/S/ JANE SIMMONS Jane Simmons	Member